Form of
Pricing Opinion of Welco Securities, Inc.

Welco Securities, Inc.
P.O. Box 688
One Belmont Avenue, Suite 105
Bala Cynwyd, PA 19004-3207


Date:


Tom Turner, President
Metropolitan Investment Securities, Inc.
917 W. Sprague Avenue
Spokane, Washington 99210

Re:	Summit Securities, Inc., Offering of $40,000,000 in
		Principal Amount of Investment Certificates, Series A

Dear Mr.Turner:

	This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined subparagraph
(b)(15) of Rule 2720 to the NASD bylaws, as amended ("Rule 2720").

	Based upon our review of the registration statement, and the performance of "due diligence" as required in subparagraph (c)(3) to Rule 2720, it appears that the yields on the Certificates
(which are based upon the computation set forth in Exhibits A and B to the Agreement to Act as "Qualified Independent Underwriter" dated ____________, which is filed as Exhibit 1(b)(i) to the registration statement referred to hereafter), are no lower than those which we would recommend.

	We hereby consent to the use of our name as a "qualified
independent underwriter," in the Registration Statement (SEC File
No. 333-                 ).

					Very truly yours,

					WELCO SECURITIES, INC.



					By:________________________________________
						Kenneth S. Shapiro, President


cc: National Association of Securities Dealers, Inc.